Exhibit 12.1

STATEMENT REGARDING COMPUTATION
OF RATIO OF EARNINGS TO FIXED CHARGES

MANPOWERGROUP INC.

(in millions)

9 Months Ended
September 30, 2017

Earnings:
Earnings before income taxes	$513.3
Fixed charges	71.3
$584.6

Fixed charges:
Interest (expensed or capitalized)	$28.1
Estimated interest portion of rent expense	43.2
$71.3

Ratio of earnings to fixed charges	8.2

	2016	2015	2014	2013	2012
Earnings:
Earnings before income taxes	$701.3	$660.7	$681.6	$475.5	$368.4
Fixed charges	93.0	118.4	133.6	159.7	165.1
	$794.3	$779.1	$815.2	$635.2	$533.5
Fixed charges:
Interest (expensed or capitalized)	$38.1	$38.6	$35.1	$43.2	$42.5
Estimated interest portion of rent expense	54.9	79.8	98.5	116.5	122.6
	$93.0	$118.4	$133.6	$159.7	$165.1
Ratio of earnings to fixed charges	8.5	6.6	6.1	4.0	3.2

Note:    The calculation of ratio of earnings to fixed charges set forth above is in accordance with Regulation S-K, Item 601(b)(12). This calculation is different than the fixed charge ratio that is required by our various borrowing facilities.